Consent of Independent Registered Public Accounting Firm The Board of Directors T. Rowe Price Group, Inc.: We consent to the use of our report dated February 15, 2023, with respect to the consolidated financial statements of T. Rowe Price Group, Inc., and the effectiveness of internal control over financial reporting, incorporated by reference herein. /s/ KPMG LLP Baltimore, Maryland August 2, 2023